Exhibit 99.2

P.O. Box 25099 • Richmond, VA 23260 • Phone: (804) 359-9311 • Fax: (804) 254-3584

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	4:00 p.m. ET
	Phone:	(804) 359-9311
	Fax:	(804) 254-3584
	Email:	investor@universalleaf.com

Universal Corporation Reports Record Annual Earnings

Richmond, VA, May 27, 2010 / PRNEWSWIRE

EARNINGS HIGHLIGHTS

Fiscal Year 2010

Diluted earnings per share up 31%, to $5.68 versus $4.32 last year.

Revenues down 2% on lower volumes offset by pricing and mix.

Operating income up 23%, to $257 million, on continuing good operations.

Fourth Fiscal Quarter

Diluted earnings per share up 88%, to $0.90 versus $0.48 last year.

Revenues up slightly to $567 million.

Operating income up by 84%, to $43 million.

Later shipments this year benefited the quarter

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced that diluted earnings per share for the year ended March 31, 2010, were $5.68, up 31% from last year’s results of $4.32 per diluted share. Net income improved by 28%, to a record $168 million. Results for fiscal year 2009 had been overshadowed by large currency losses in South America. Those losses were not repeated in fiscal year 2010, accounting for a large portion of the change. Revenues were down by about 2%, reflecting lower volumes in several areas, offset by improved sales mix as lower priced by-products constituted a smaller proportion of total sales. Lower volumes were primarily attributable to shipment delays this year in some regions, lower trading volumes in North America, and last year’s accelerated shipments of dark tobacco.

For the fourth fiscal quarter, results of $0.90 per diluted share were up 88% compared to the prior year, largely because of volume increases in Africa and North America, as most shipments that had been delayed earlier in the year were completed. Revenues were nearly flat, as the increased shipments in Africa and North America were offset by lower volumes in South America where shipments took place earlier in the year, by lower volumes of dark tobacco due to the effect of last year’s accelerated shipments, and by lower oriental tobacco shipments that are delayed until next year. Lower priced by-products also formed a large portion of volumes sold.

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Universal Corporation

OPERATING RESULTS

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:

Fiscal Year 2010

Operating income for the flue-cured and burley operations was up 27%, to $240 million, which is a record for the group. The $51 million increase was primarily related to lower currency costs, but the year also saw much higher Asian trading volumes and the benefits of management’s focus on improving the profitability of smaller operations that had been marginal performers in past years. Revenue for this group was off slightly as lower volumes in most regions were largely offset by the Asian increases.

In the North America segment, the effects of lower U.S. trading volumes, lower sales of carryover crops, and a smaller Canadian crop were more than offset by improvements in smaller operations, which included better experience with farmer receivables and improved pricing. The segment’s operating income increased 19%, to $57 million. The volume reductions were primarily in sales of lamina rather than by-products, and the combination of lower volumes and sales mix cause revenues to decline by 14%.

Results for the Other Regions segment improved by 30%, to $183 million, largely on the strength of lower currency costs in fiscal year 2010. The reduction in currency costs primarily benefited South American operations where the rapid strengthening of the U.S. dollar in fiscal year 2009 caused a loss in value of local currency balances, primarily related to farmer receivables. The U.S. dollar remained relatively strong through the following spring and reduced the cost of the crop sold in fiscal year 2010. Asian trading volumes increased for the second consecutive year. African results were down slightly as delayed shipments related to logistical issues hampered performance, despite significant catch-up shipments late in the year. In Europe, higher green leaf costs proved difficult to recover in sales prices, although improvement in smaller operations benefited the region. Revenues for the Other Regions segment increased, based primarily on the higher Asian trading volumes.

Fourth Quarter

In the fourth quarter of fiscal year 2010, operating income for flue-cured and burley operations was nearly $40 million, more than double the performance during the same period last year. Revenues for the group, at $495 million, were up 15% due to the increase in volumes caused by catch-up shipments from North America and Africa. Operating income for the North America segment improved on the increased volumes. Results for the Other Regions segment increased by nearly $22 million, primarily due to the increased African shipments, although better experience on farmer receivables also benefited the segment, and each region showed some improvement over the prior year. Revenues for the Other Regions segment increased by 17% compared to last year’s fourth quarter, as the effect of higher African shipments was only partly offset by lower volumes in South America, where shipments were completed earlier than last year.

OTHER TOBACCO OPERATIONS:

Results for the Other Tobacco Operations segment were down by 5%, or about $1.9 million, compared to last year, mainly due to lower earnings from the dark tobacco group. Near the end of fiscal year 2009, the dark tobacco operations experienced a surge in sales as customers accelerated purchases in anticipation of the enactment of U.S. excise tax increases. The dark tobacco group also incurred costs to consolidate their U.S. processing operations in fiscal year 2010. The oriental tobacco joint venture, which is accounted for on an equity basis, benefited from a decrease in interest expense.

Segment revenues were lower for both the quarter and the fiscal year. Dark tobacco revenues declined on reduced volumes compared to last year’s accelerated shipments. Although the oriental tobacco joint venture is not a consolidated operation, it sells some leaf to a consolidated Universal subsidiary for import to customers in the United States. The revenue from those sales is included in revenues for Other Tobacco Operations. Some of those sales have been carried over into fiscal year 2011 and reduced fiscal year 2010 revenues in this segment for the fourth quarter and for the fiscal year.

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Universal Corporation

For the fourth quarter, Other Tobacco Operations results fell by more than 50%. Most of the decline was related to last year’s accelerated shipments of dark tobacco, which particularly affected the fourth quarter, but the oriental tobacco joint venture also saw fourth quarter comparisons fall this year on the delayed shipments in the United States.

OTHER ITEMS:

Selling, general, and administrative expenses decreased by about $4 million, or 5%, in the quarter and $24 million, or 8%, in the fiscal year, compared to the same periods last year. The reduction for the quarter was mainly related to lower provisions on direct and guaranteed farmer loans in Brazil. The primary factor in the reduced expense for the year was lower currency remeasurement and exchange losses, which were down $45 million. In both the quarter and the fiscal year, there were several smaller offsetting items related a number of areas, including legal and professional fees, salaries, benefits, incentive compensation, and lower gains on the gain of property and equipment.

Compared to last year, interest expense was about $2.5 million lower in the quarter and $11 million lower for the fiscal year, largely due to the reduction in short-term borrowing rates during the year. About 70% of the Company’s debt is based on variable interest rates. The rate reduction also reduced interest income during the year.

Income tax expense increased by $22 million as a slightly higher effective tax rate was applied to higher income before taxes. Although the rate is higher than last year’s, it remained below the U.S. statutory rate in fiscal year 2010, primarily because of the reversal of liabilities previously recorded for uncertain tax positions based on the expiration of statutes of limitations for the related tax years and other factors. Those adjustments more than offset an accrual to record U.S. income taxes on earnings that were previously considered to be permanently reinvested offshore, as well as other smaller adjustments.

As disclosed in prior periodic reports on Form 10-Q, the Company has engaged in settlement negotiations with the staff of the Securities and Exchange Commission (the “SEC”) and representatives of the Department of Justice (“DOJ”) to resolve investigations into alleged violations of the Foreign Corrupt Practices Act. Those negotiations have resulted in agreements in principle being reached with representatives of the DOJ and the staff of the SEC. The final resolution of this matter remains subject to the completion of definitive agreements and the approval and execution of those agreements by the DOJ and the SEC. In addition, each settlement is subject to the approval of a federal district court with jurisdiction over the matter. There is no assurance that the settlements will be approved by the DOJ, SEC, or federal district courts. Based on the agreements in principle that have been reached to date, the resolution of this matter with the DOJ and the SEC is expected to include injunctive relief, disgorgement and prejudgment interest, fines, penalties, and the retention of an independent compliance monitor. Based in part on the progress of the matter and consultation with outside counsel, we have recorded accruals from time to time since the matter arose that are adequate to satisfy the estimated financial settlement we expect with the resolution of the matter. We do not expect the financial settlement to have a material effect on our financial condition or results of operations.

REMARKS OF GEORGE C. FREEMAN, III, CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER

Mr. Freeman stated, “We had an outstanding year. Each of our regional operations produced strong results based on careful attention to costs and close cooperation with our customers. We have created new efficiencies in our dark tobacco operations, completing our Lancaster, Pennsylvania, factory upgrade and expansion. The project was completed on time and within budget, and the factory is performing above our expectations. We are continuing to benefit from cost controls and global coordination, and we are very pleased with our performance for the fiscal year.

“Looking ahead, we have several observations about the economy and our industry. The global economic situation continues to be unpredictable, with financial market volatility affecting currency rates in all regions and possibly reducing capital availability. In light of that volatility, we will continue to manage our financial resources conservatively.

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Universal Corporation

“Although the crop quality is good, flue-cured crops in Brazil to be sold in fiscal year 2011 have decreased because of excess rains there, and dry conditions have reduced the African burley crops to some extent. Although crops there remain large, burley production in other regions also declined. Overall burley production will be down by nearly 8% for fiscal year 2011, and flue-cured production outside China should increase by about 2%. While there have been no significant increases in leaf production, and worldwide uncommitted dealer inventories remain near seasonal lows, lower consumption patterns outside of Asia are likely to reduce demand for leaf.

“We have been working closely with our customers this year to respond to their changing requirements. In recent months, we have seen an increasing customer focus on costs. In the intermediate term, because of those cost reduction efforts, we expect that some U.S. contracts for processing tobacco will be renewed at lower volume levels, under different terms or conditions, or both, at their expiration in May 2011. That change will reduce margins and volumes handled in fiscal year 2012. If that business is not replaced at similar margins, the change could represent as much as half of the operating income of our North America segment. It could also result in a decision to reduce our processing capacity in the United States. The North Carolina factory is state of the art, and we will use this opportunity to continue to expand our business with existing and new customers there. In addition, U.S. leaf is becoming more competitive in the world market.

“Recent customer efforts to procure leaf directly from farmers may change parts of our business. As we reported last summer, Japan Tobacco announced steps to enhance their direct leaf procurement capabilities by acquiring and entering joint ventures with smaller leaf merchants. They enumerated several factors that prompted their moves, including the desire to enhance internal expertise in leaf procurement, actively manage the leaf supply chain, and work more directly with tobacco growers. That effort will reduce volumes in our North America segment and in Malawi and Brazil in our Other Regions segment. We have been working to replace those volumes, and although we are encouraged by results so far, some regions will be affected in fiscal year 2011.

“The Japan Tobacco activities are consistent with a recurrent theme of manufacturers wanting to get closer to tobacco farmers for many stated reasons, including political considerations and potential regulatory compliance. Several of our customers made a similar move in the United States nearly 10 years ago. Our challenge continues to be to adapt our way of doing business to meet customer needs, and we have been working with some of our customers to examine our arrangements in certain markets. That process is ongoing and is likely to produce some changes in the near term. Any changes or new arrangements are likely to entail more structured dealings than we have had in the past and to include long-term supply or service agreements. Some customers may purchase green tobacco from us or from farmers in markets they deem to be strategic, and through long-term agreements, rely on us for individual services, such as agronomy, logistics, and processing. Most of our customers do not utilize the entire run of the crop, so these new arrangements are likely to be supplemented by traditional purchases of processed leaf tobacco from us or other dealers.

“We believe that these customer efforts are likely to strengthen our relationships over the long term because we believe that, as an independent leaf dealer, we add significant value to the system, providing expertise in dealing with large numbers of farmers and providing a clearinghouse for various qualities of leaf produced in each crop. Our key challenge in the coming year is to adapt our business model to meet our customers’ evolving needs while continuing to provide stability of supply and the quality that distinguishes our products and services.”

Additional information

Amounts included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries.

This information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current

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knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2010.

At 5:00 p.m. (Eastern Time) on May 27, 2010, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site until August 4, 2010. A taped replay of the call will also be available through June 17, 2010, by dialing (800) 642-1687. The confirmation number to access the replay is 77814387.

Headquartered in Richmond, Virginia, Universal Corporation is the world’s leading leaf tobacco merchant and processor and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2010, were $2.5 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands of dollars, except per share data)	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2010	2009	2010	2009
	(Unaudited)
Sales and other operating revenues	$566,503	$563,638	$2,491,738	$2,554,659

Costs and expenses
Cost of goods sold	455,609	468,442	1,949,473	2,035,318
Selling, general and administrative expenses	68,267	72,058	285,056	309,409

Operating income	42,627	23,138	257,209	209,932

Equity in pretax earnings of unconsolidated affiliates	5,347	7,751	22,376	20,543
Interest income	327	743	1,253	2,305
Interest expense	3,923	6,417	24,210	35,631

Income before income taxes	44,378	25,215	256,628	197,149

Income taxes	20,983	12,554	86,283	64,588

Net income	23,395	12,661	170,345	132,561

Less: net (income) loss attributable to noncontrolling interests in subsidiaries	3,046	3,101	(1,948)	(822)

Net income attributable to Universal Corporation	26,441	15,762	168,397	131,739

Dividends on Universal Corporation convertible perpetual preferred stock	(3,713)	(3,713)	(14,850)	(14,850)

Earnings available to Universal Corporation common shareholders	$22,728	$12,049	$153,547	$116,889

Earnings per share attributable to Universal Corporation common shareholders:
Basic	$0.93	$0.48	$6.21	$4.57

Diluted	$0.90	$0.48	$5.68	$4.32

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31,
(in thousands of dollars)	2010	2009
ASSETS

Current assets
Cash and cash equivalents	$245,953	$212,626
Accounts receivable, net	266,960	263,383
Advances to suppliers, net	167,400	214,282
Accounts receivable—unconsolidated affiliates	11,670	20,371
Inventories—at lower of cost or market:
Tobacco	812,186	586,136
Other	52,952	60,712
Prepaid income taxes	13,514	13,181
Deferred income taxes	47,074	68,264
Other current assets	75,367	64,964

Total current assets	1,693,076	1,503,919

Property, plant and equipment
Land	16,036	15,773
Buildings	266,350	251,875
Machinery and equipment	532,824	492,214

	815,210	759,862
Less accumulated depreciation	(485,723)	(447,575)

	329,487	312,287

Other assets
Goodwill and other intangibles	105,561	106,097
Investments in unconsolidated affiliates	106,336	103,987
Deferred income taxes	30,073	17,376
Other noncurrent assets	106,507	94,510

	348,477	321,970

Total assets	$2,371,040	$2,138,176

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Continued)

	March 31,
(in thousands of dollars)	2010	2009
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Notes payable and overdrafts	$177,013	$168,608
Accounts payable and accrued expenses	259,576	236,837
Accounts payable—unconsolidated affiliates	6,464	19,191
Customer advances and deposits	107,858	14,162
Accrued compensation	30,097	24,710
Income taxes payable	18,991	6,867
Current portion of long-term obligations	15,000	79,500

Total current liabilities	614,999	549,875

Long-term obligations	414,764	331,808
Pensions and other postretirement benefits	96,888	91,248
Other long-term liabilities	69,886	79,159
Deferred income taxes	46,128	52,842

Total liabilities	1,242,665	1,104,932

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 5,000,000 shares authorized, 219,999 shares issued and outstanding (219,999 at March 31, 2009)	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 24,325,228 shares issued and outstanding (24,999,127 at March 31, 2009)	195,001	194,037
Retained earnings	767,213	686,960
Accumulated other comprehensive loss	(52,667)	(64,547)

Total Universal Corporation shareholders’ equity	1,122,570	1,029,473

Noncontrolling interests in subsidiaries	5,805	3,771

Total shareholders’ equity	1,128,375	1,033,244

Total liabilities and shareholders’ equity	$2,371,040	$2,138,176

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended March 31,
(in thousands of dollars)	2010	2009

Cash Flows From Operating Activities:
Net income	$170,345	$132,561
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	41,288	40,761
Amortization	2,208	1,029
Provision for losses on advances and guaranteed loans to suppliers	18,514	26,908
Currency remeasurement (gain) loss, net	9,309	45,987
Other, net	16,254	22,074
Changes in operating assets and liabilities, net	(95,684)	(170,254)

Net cash provided by operating activities	162,234	99,066

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(57,577)	(35,656)
Purchases of short-term investments	—	(9,658)
Maturities and sales of short-term investments	—	68,848
Proceeds from sale of property, plant and equipment	5,019	15,084
Other, net	536	3,500

Net cash provided (used) by investing activities	(52,022)	42,118

Cash Flows From Financing Activities:
Issuance (repayment) of short-term debt, net	(5,250)	59,934
Issuance of long-term debt	99,208	—
Repayment of long-term debt	(79,500)	—
Dividends paid to noncontrolling interests	(104)	(104)
Issuance of common stock	729	37
Repurchase of common stock	(32,194)	(111,073)
Dividends paid on convertible perpetual preferred stock	(14,850)	(14,850)
Dividends paid on common stock	(45,882)	(45,938)
Other	(1,193)	—

Net cash used by financing activities	(79,036)	(111,994)

Effect of exchange rate changes on cash	2,151	(2,634)

Net increase in cash and cash equivalents	33,327	26,556
Cash and cash equivalents at beginning of year	212,626	186,070

Cash and cash equivalents at end of year	$245,953	$212,626

See accompanying notes.

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Universal Corporation

NOTE 1.    BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is the world’s leading leaf tobacco merchant and processor. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This information should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

NOTE 2.    GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At March 31, 2010, the Company’s total exposure under guarantees issued by its operating subsidiary in Brazil for banking facilities of farmers in that country was approximately $86 million, net of the accrual recorded for the fair value of the guarantees. About 75% of these guarantees expire within one year, and all of the remainder expire within five years. The subsidiary withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party banks. Failure of farmers to deliver sufficient quantities of tobacco to the subsidiary to cover their obligations to the third-party banks could result in a liability for the subsidiary under the related guarantees; however, in that case, the subsidiary would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make at March 31, 2010, was the face amount, $112 million including unpaid accrued interest ($104 million as of March 31, 2009). The fair value of the guarantees was a liability of approximately $26 million at March 31, 2010 ($35 million at March 31, 2009). In addition to these guarantees, the Company has other contingent liabilities totaling approximately $57 million, primarily related to a bank guarantee that bonds an appeal of a 2006 fine in the European Union.

Various subsidiaries of the Company are involved in other litigation and tax examinations incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

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Universal Corporation

NOTE 3.    EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the periods presented in the consolidated statements of income.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands, except per share data)	2010	2009	2010	2009
Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$26,441	$15,762	$168,397	$131,739
Less: Dividends on convertible perpetual preferred stock	(3,713)	(3,713)	(14,850)	(14,850)

Earnings available to Universal Corporation common shareholders for calculation of basic earnings per share	22,728	12,049	153,547	116,889

Denominator for basic earnings per share
Weighted average shares outstanding	24,455	24,991	24,732	25,570

Basic earnings per share	$0.93	$0.48	$6.21	$4.57

Diluted Earnings Per Share
Numerator for diluted earnings per share
Earnings available to Universal Corporation common shareholders	$22,728	$12,049	$153,547	$116,889
Add: Dividends on convertible perpetual preferred stock (if conversion assumed)	3,713	—	14,850	14,850

Earnings available to Universal Corporation common shareholders for calculation of diluted earnings per share	26,441	12,049	168,397	131,739

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,455	24,991	24,732	25,570
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	4,739	—	4,733	4,718
Employee share-based awards	270	122	197	178

Denominator for diluted earnings per share	29,464	25,113	29,662	30,466

Diluted earnings per share	$0.90	$0.48	$5.68	$4.32

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Universal Corporation

NOTE 4.    SEGMENT INFORMATION

The principal approach used by management to evaluate the Company’s performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands of dollars)	2010	2009	2010	2009
	(Unaudited)
SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$169,887	$152,627	$357,195	$416,899
Other regions (1)	324,856	278,131	1,895,829	1,848,430

Subtotal	494,743	430,758	2,253,024	2,265,329
Other tobacco operations (2)	71,760	132,880	238,714	289,330

Consolidated sales and other operating revenues	$566,503	$563,638	$2,491,738	$2,554,659

OPERATING INCOME
Flue-cured and burley leaf tobacco operations:
North America	$24,926	$20,792	$57,006	$48,010
Other regions (1)	14,807	(6,909)	182,513	140,476

Subtotal	39,733	13,883	239,519	188,486
Other tobacco operations (2)	8,241	17,006	40,066	41,989

Segment operating income	47,974	30,889	279,585	230,475

Less: Equity in pretax earnings of unconsolidated affiliates (3)	5,347	7,751	22,376	20,543

Consolidated operating income	$42,627	$23,138	$257,209	$209,932

(1)	Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.
(2)	Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations. Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.
(3)	Item is included in segment operating income, but not included in consolidated operating income.

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